Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

April 20, 2011

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549-7561

Re: Eternal Image, Inc. -- SEC File No.000-18889

Dear Ladies and Gentlemen:

We have read the statements of Eternal Image, Inc. in Item 4.01 on Form 8-K to be filed on or about April 20, 2011 and are in agreement with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC